Exhibit 99

RF Monolithics Reports Second Quarter Results; Strong Second Quarter Sales and Record Order Activity

    DALLAS--(BUSINESS WIRE)--March 16, 2006--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the second quarter ended February 28, 2006 of $12.7 million, an increase of 12% compared to sales of $11.3 million in the second quarter of the prior year. The net income for the second quarter was $140,000 or $0.02 per diluted share compared to net income of $221,000 or $0.03 per diluted share for the second quarter of the prior year. Net income for the prior year did not include the impact of the Statement of Financial Accounting Standards No. 123(R) relating to stock compensation expense.
    The Company's sales during the first six months of fiscal 2006 were $25 million, an increase of 7% compared to $23.4 million for the prior year's first six months. For the six months ended February 28, 2006, net income was $91,000 or $0.01 per diluted share compared to net income of $628,000 or $0.08 per diluted share for the same period of the prior year.
    President and CEO David M. Kirk, commented, "Our overall performance this quarter was very good. Our sales were driven by healthy demand for our filter and proprietary Virtual Wire(TM) products for the satellite radio and remote meter reading applications, respectively. We continue to be disappointed in sales into the automotive market's tire pressure monitoring application, but are not surprised in light of the reduced production schedules of North American automotive manufacturers. Our gross profit margin increased to 29.8% which was a 280 basis point improvement over the previous quarter. Increased operating expenses, specifically recognizing stock compensation expense and making selective investments in our Wireless Solutions Group, resulted in lower comparative net income for the quarter and year-to-date. Our sales and gross profit margin were stronger than our guidance. Our book-to-bill ratio was very positive and we had a net profit of $0.02 per share.
    "We continue to see strong demand for our base components and momentum is building for our next wave of innovative products from our Wireless Systems Group. We have continued with our strategic plan to put the radios and software licenses in place as a strong platform for providing the flexibility necessary to service the expanding industrial mesh networking market. The market's reception of our new standard, mesh enabled module has been very encouraging. The industrial market appears to welcome the opportunity to purchase the hardware and mesh software in a single FCC-certified product since it significantly shortens and simplifies development efforts."
    Mr. Kirk further commented, "We are seeing some strengthening of economic growth in many of the wireless markets we serve. An obvious exception, of course, is the domestic automotive market whose declining production rates are being somewhat offset by the rapid penetration of satellite radios into this market. As a result of the economic outlook and the strength of bookings trends we are guiding to a 5% to 8% increase in third quarter sales over our second quarter which is approximately 20% year-over-year sales growth. The product mix this quarter will be heavily weighted toward our filter products, including some filters for next generation satellite radio chipsets. As a result, we believe our margins will be in the 28% to 30% range. Our third quarter operating expenses are expected to remain relatively stable."

    Quarter Highlights:

    -- We reported another quarter of sequential sales growth with record filter sales for satellite radio applications and another quarter of near record sales of Virtual Wire(TM) products for automated meter reading applications.

    -- We reported a 280 basis point improvement in gross profit margin over the previous quarter which was due to increased sales volume, improvement in product mix, and continued cost reductions.

    -- We reported a sequential sales increase of 127% for our frequency control modules into high-end workstations and Internet backbone applications, which is reflected in our telecom market sales.

    -- We reported a 1.2 :1 book-to-bill ratio with record bookings primarily for satellite radio and automated meter reading applications.

    -- We expanded our sales distribution channel with the addition of NuHorizons Electronics Corporation and plan to leverage their global sales and logistical network to reach more diverse applications and markets.

    -- The DM1800 mesh enabled module, introduced in November 2005, received certification from both the U.S. Federal
        Communications Commission (FCC) and the European
        Telecommunications Standards Institute (ETSI). The first production modules shipped this quarter and are included in Virtual Wire(TM) sales.

    -- We announced our Wireless Systems Group is participating in a Small Business Innovation Research (SBIR) contract awarded to Nanotherapeutics, Inc. to develop an improved system to detect improvised explosive devices. The potential contract value to RFM is approximately $950,000.

    -- We expanded our short-range radio product line with the introduction of our first single chip Radio Frequency Integrated Circuits (RFICs). We are the only company in the marketplace that offers base surface acoustic wave (SAW) components, single chip IC solutions, hybrid solutions, as well as completely integrated wireless solutions for short-range radio applications.

    -- Operating cash flow year-to-date is $466,000, with the significant positive cash flow in the first quarter offset somewhat by use of cash in the second quarter. Additional working capital was required in the second quarter to support additional sales, and this trend may continue with projected sales increases. Apart from this trend, our first quarter benefited from an unusually large amount of cash receipts late in the quarter and the second quarter had particularly high scheduled payments.

    -- In our first quarter of FY2006, we adopted the Statement of Financial Accounting Standards No. 123(R). Most of the expense recorded to-date related to the unvested portion of stock grants that were made in prior years. In addition, the current quarter includes the impact of restricted stock units, or RSUs. We have switched to RSUs as our primary stock compensation vehicle in lieu of stock options to better match the employee's perceived benefits with the financial statement cost. Also, it results in less dilution and expense. The adoption of FASB Statement 123(R) and change to RSUs in lieu of stock options has resulted in additional stock compensation expense of $184,000 this quarter and $346,000 for the year-to-date.

    -- At our fiscal year 2005 annual shareholders meeting, all issues put before the shareholders were approved. Management's presentation to the shareholders is available on the investor relations section of the Company's website (www.rfm.com).

    -- We announced the appointment of William L. Eversole, Ph.D., as an independent director to our Board of Directors. Mr.
        Eversole fills the vacancy left upon the retirement of Mr. Cornelius Bond, Jr.




    --  Product Mix for current and prior quarter sales were (In
        Millions):
                                            Q2 FY06  Q1 FY06 Q2 FY05
                                            -------- ------- --------
        --   Low-power Components              $3.1    $3.6     $3.8
        --   Virtual Wire(TM) Products         $3.4    $3.3     $3.2
        --   Filter Products                   $4.8    $4.8     $3.3
        --   Frequency Control Products        $1.2    $0.5     $0.9
        --   Technology Development            $0.2    $0.1     $0.1
                                            -------- ------- --------
                      Total Product Sales     $12.7   $12.3    $11.3

    --  Market Diversification for current and prior quarter sales were:
                                  Q2 FY06(a)   Q1 FY06(a)   Q2 FY05(a)
                                  ----------   ----------   ----------
        --   Automotive               26%          28%          26%
        --   Consumer                 29%          32%          31%
        --   Industrial               23%          26%          27%
        --   Telecom                  14%           7%           8%
        --   Other                     8%(b)        7%(b)        8%(b)

    -- Geographic Diversification for current and prior quarter sales were:

                                  Q2 FY06      Q1 FY06      Q2 FY05
                                  -------      -------      -------
        --   North America            49%          47%          42%
        --   Europe                   14%          17%          20%
        --   Asia and the rest of
              the world               37%          36%          38%


(a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

(b) Other includes the Government and Medical applications and those sales through distribution which are not considered material for tracking by application by our distributors.



    About RFM:

    Celebrating over 25 years of low-power wireless solutions, RFM, headquartered in Dallas, Texas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading customer service. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2005. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    The management of RFM will conduct a conference call at 5 p.m. ET today, March 16, 2006, to discuss RFM's quarterly performance.
    Internet Access -- RFM at http://www.rfm.com. To access the call, click on the "Investor Relations" page and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on Thomson/CCBN.
    Telephone Access -- The toll-free dial-in number is 1-800-772-8997, ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-888-509-0082. This replay will be active from 7:00 p.m. EST March 16 through April 17, 2006.





                         RF Monolithics, Inc.
       Unaudited Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)


                               Three Months Ended   Six Months Ended
                              February   February  February  February
                                  28,       28,       28,       28,
                                 2006      2005      2006      2005
                              ---------- --------- --------- ---------
                                  (Unaudited)          (Unaudited)

Sales                           $12,693   $11,283   $24,989   $23,446
Cost of sales                     8,906     7,878    17,884    16,451
                              ---------- --------- --------- ---------
      Gross profit                3,787     3,405     7,105     6,995
                              ---------- --------- --------- ---------
Research and development          1,131     1,119     2,307     2,182

Sales and marketing               1,632     1,347     3,124     2,711

General and administrative          810       714     1,560     1,448
                              ---------- --------- --------- ---------
   Operating expenses             3,573     3,180     6,991     6,341
                              ---------- --------- --------- ---------
   Income from operations           214       225       114       654

Other income (expense), net         (69)        4       (17)        4
                              ---------- --------- --------- ---------
   Income before income taxes       145       229        97       658

Income tax expense                    5         8         6        30
                              ---------- --------- --------- ---------
   Net income                      $140     $ 221       $91     $ 628
                              ========== ========= ========= =========
Earnings per share:
   Basic                          $0.02    $ 0.03     $0.01    $ 0.08
                              ========== ========= ========= =========
   Diluted                        $0.02     $0.03     $0.01     $0.08
                              ========== ========= ========= =========
Weighted average common
   Shares outstanding:
   Basic                          7,981     7,843     7,965     7,826
                              ---------- --------- ========= =========
   Diluted                        8,381     8,399     8,314     8,328
                              ========== ========= ========= =========


                         RF Monolithics, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In Thousands)

                                               February 28, August 31,
                                                   2006        2005
                                               ------------ ----------
                                               (Unaudited)
ASSETS

Cash and cash equivalents                           $4,935     $5,450

Accounts receivable-net                              8,684      6,753

Inventories-net                                      8,255      8,616

Other current assets                                   206        315
                                               ------------ ----------
   Total current assets                             22,080     21,134

Property and equipment-net                           6,195      6,235

Other assets-net                                       584        470
                                               ------------ ----------

   Total                                           $28,859    $27,839
                                               ============ ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                 $5,000     $4,586

Other liabilities                                      144        181
                                               ------------ ----------
   Total liabilities                                 5,144      4,767

Stockholders' equity                                23,715     23,072
                                               ------------ ----------
   Total                                           $28,859    $27,839
                                               ============ ==========

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767
             bivings@rfm.com